UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014

RLJ ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35675 (Commission File Number)	45-4950432 (IRS Employer Identification Number)

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Credit Facility and Security Agreement (as defined therein) is hereby incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 11, 2014, RLJ Entertainment, Inc. (the “Company”) and the majority of its subsidiaries entered into a syndicated Credit and Guaranty Agreement (the “Credit Facility”) with certain lenders and McLarty Capital Partners SBIC, L.P. (“McLarty”), as Administrative Agent. The syndicate loan includes five lenders. The Credit Facility includes a term loan totaling $70 million with a final maturity of five years, at an interest rate equal to (a) LIBOR plus 10.64% for so long as the unpaid principal amount of the Credit Facility is greater than $65 million and (b) LIBOR plus 9.9% thereafter. The annual principal amortization is 3.5% per year in year 1-2, 5% per year in year three, and 7.5% per year for the remaining term, with any unpaid balance due at maturity. Principal payments will be made quarterly commencing December 31, 2014.The obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Company and the participating subsidiaries, pursuant to the Pledge and Security Agreement, dated as of September 11, 2014, by and among the Company, the participating subsidiaries and McLarty, as Collateral Agent. The initial debt service begins on December 31, 2014.

The Credit Facility contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility. The facility is subject to compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants are (1) Senior Debt Leverage Ratio that initially is 4.64 : 1.00 and declines to 2.67 : 1.00 by the end of 2016 and for the remainder of the term, (2) Total Debt Leverage Ratio that initially is 5.71 : 1.00 and declines to 3.44 : 1.00 by the end of 2016 and for the remainder of the term and (3) Fixed Charge Coverage Ratio that initially is 1.10: 1.00 and increases to 1.59 : 1.00 by the end of 2016 and for the remainder of the term. Additionally, there is a media content library and Agatha Christie Ltd investment fair value test which provides for incremental principal payments by the Company if the fair value of the combined assets declines from the initial value subject to a provided cushion.

The Company used the proceeds from the Credit Facility to pay off the outstanding borrowings under its previous credit facility totaling $56.1 million and the balance less closing fees for incremental working capital. The new credit facility reduces future debt service by approximately $11.2 million compared to the remaining three year term of the previous facility with the majority of the benefit in the next year and a half. The Company anticipates utilizing the projected increased cash flow to increase its investment in content and expand its proprietary digital subscription video-on-demand (“SVOD”) channels.

Item 7.01. Regulation FD Disclosure.

On September 11, 2012, the Company issued a press release announcing, among other things, the completion of the Loan.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release issued by RLJ Entertainment, Inc. on September 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Dated: September 12, 2014	By:	/s/ Miguel Penella
Name: Miguel Penella
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release issued by RLJ Entertainment, Inc. on September 11, 2014.